                                    RIDER FOR FLEXIBLE TERM INSURANCE BENEFIT
                                    ON LIFE OF INSURED

                                    This rider is a part of this contract only if it is listed on a contract data page.

Rider Death Benefit                 We will pay an amount under this benefit if we receive due proof that the Insured died;  (1) in the term period for this  benefit;  and (2) while this contract is in force and not in default past the last day of the grace period.  The term period starts on the contract date. The term period ends on the contract  anniversary on or after the Insured's one hundredth birthday.  Our payment is subject to all the provisions of the benefit and of the rest of the contract.

                                    To determine  the rider death  benefit on any date,  we first take the  effective  Target  Coverage
                                    Amount shown in the Life  Insurance on the Insured  section of the contract data pages and subtract from it the death  benefit as calculated  in the Death  Benefit  provision.  If this contract has a
                                    Type A death benefit (see Type of Death Benefit in the contract data pages),  the resultant  amount is the rider death benefit.  If this contract has a Type B death  benefit,  the rider death benefit is the resultant  amount plus the contract fund before deduction of any monthly charges due on that date.

                                    If the rider death benefit is less than zero, we consider it to be zero.

Rider Charges                       On each monthly date, we will deduct a charge for this rider from the contract fund. To determine the maximum charge for this rider, we use the following method:

                                    We  determine  the maximum cost of  insurance  rate for each  currently  effective  rider  coverage segment  amount  shown in the Segment  Table in the contract  data pages using the maximum  monthly rate shown under the Table of Maximum Monthly Insurance Rates for the appropriate  rating class. If there is only one rider coverage  segment amount  currently in effect,  we multiply the rate by the rider death benefit amount divided by $1000.

                                    If there are two or more rider coverage segment amounts  currently in effect, we first allocate the rider death benefit  amount to each rider  coverage  segment  based on the  proportion of its rider coverage  amount to the total of all rider coverage  amounts  currently in effect.  We multiply the rate by the apportioned  rider death benefit amount for each rider segment component amount divided by $1000 and add the results.

                                    We will also deduct a monthly  administrative  charge for this rider as shown under  Adjustments to the Contract Fund.

Requested Changes in                You may change the Rider Coverage Amount, while this rider is in force, subject to our Rider Coverage
Amount                              approval and the following conditions:

                                    1. You must ask for the change in a form that meets our needs.

                                    2. The change must be one permitted by our current underwriting rules.

                                    3. The  amount of an  increase  or  decrease  must be at least  equal to the  minimum  increase  or decrease in the Rider Coverage Amount shown under Contract Limitations in the contract data pages.

                                    4. The Rider Coverage  Amount after a decrease must be at least equal to the minimum Rider Coverage
                                    Amount shown under Contract Limitations in the contract data pages.

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                                    5. If we ask you to do so, you must send us the contract to be endorsed.

                                    6. You must prove to us that the Insured is insurable for any increase.

                                    7. The contract must not be in default.

                                    8. We may deny an increase if it would cause the number of segments  shown in the Segment  Table in the contract data pages to exceed ninety-nine.

                                    A change will take effect only if we approve  your  request for it at our Home  Office.  Unless you ask us otherwise,  the change will take effect on the monthly date  immediately  following the date we approve the change.  You may request an earlier date,  but it may not be more than 90 days prior to the date of request.  If we approve the change,  we will also recompute the contract's  charges, values and  limitations.  We will send you new contract data pages showing the amount and effective date of the change  and the  recomputed  charges,  values and  limitations.  If the  Insured is not living on the effective  date,  the change will not take effect.  We may deduct the  administrative charge (shown under Adjustments to the Contract Fund) for the change.

Effect of a Withdrawal              To determine the effect of a withdrawal on the rider coverage amount, we first compute the
on the Rider Coverage               following: (A) The net amount at risk (see Contract Fund) plus the rider death benefit (see
Amount                              Rider Death Benefit)  immediately prior to the withdrawal;  and (B) The net amount at risk plus the rider death benefit immediately following the withdrawal (see Withdrawals).

                                    If amount (A) is equal to or greater  than amount (B),  the  withdrawal  will have no effect on the
                                    Rider Coverage Amount.

                                    If amount (A) is less than  amount  (B),  we  consider  this  amount to be an increase in the total amount at risk.  You must prove to us that the Insured is insurable for this  increase.  Otherwise, we may reduce the Rider  Coverage  Amount  and,  consequently,  the Target  Coverage  Amount by the amount of this  increase.  The  reduction  in the  coverage  amounts will never be greater than the withdrawal  amount.  We will send you new contract data pages showing the amount and effective date of the change and the recomputed charges, values and limitations.

Suicide                             The Suicide Exclusion provision of the contract applies to this rider as issued.

                                    If the  Insured,  whether sane or insane,  dies by suicide  after two years from the issue date but within two years of the effective  date of an increase in the Rider Coverage  Amount,  we will pay, as to the increase in the Rider Coverage  Amount,  no more than the sum of the premiums paid on and after the effective date of the increase.

Termination                         This rider will end on the earliest of:

                                    1. the end of its term period;

                                    2. the end of the grace period if the contract is in default and the premium required to bring it out of default has not been paid;

                                    3. the date the contract is surrendered for its net cash value if it has one; and

                                    4. the date the contract ends for any other reason.

                                    This Supplementary Benefit rider attached to this contract on the Contract Date

                                    Pruco Life Insurance Company,

                                    By SPECIMEN
                                            Secretary

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